Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Managers and Members
National Beef Packing Company, LLC:

We have audited the accompanying consolidated balance sheet of National Beef Packing Company, LLC and subsidiaries (the Company) as of August 27, 2011, and the related consolidated statements of operations, comprehensive income, members’  deficit, and cash flows for the year ended August 27, 2011.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of National Beef Packing Company, LLC and subsidiaries as of August 27, 2011, and the results of their operations and their cash flows for the year ended August 27, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Kansas City, Missouri
November 16, 2011,
except for note 14, which is as of December 30, 2011

NATIONAL BEEF PACKING COMPANY, LLC
AND SUBSIDIARIES

Consolidated Balance Sheet
(in thousands)

August 27, 2011
Assets
Current assets:
Cash and cash equivalents	$50,662
Accounts receivable, less allowance for returns and doubtful accounts of $3,368	200,254
Due from affiliates	5,803
Other receivables	7,448
Inventories	276,783
Other current assets	25,975
Total current assets	566,925
Property, plant and equipment, at cost:
Land and improvements	35,268
Buildings and improvements	130,368
Machinery and equipment	368,082
Trailers and automotive equipment	3,601
Furniture and fixtures	11,684
Construction in progress	39,214
588,217
Less accumulated depreciation	267,875
Net property, plant and equipment	320,342
Goodwill	81,242
Other intangibles, net of accumulated amortization of $13,969	22,566
Other assets	7,690
Total Assets	$998,765
Liabilities and Members’ Deficit
Current liabilities:
Current installments of long-term debt	$38,486
Cattle purchases payable	73,407
Accounts payable — trade	81,226
Due to affiliates	460
Accrued compensation and benefits	77,288
Accrued insurance	17,271
Other accrued expenses and liabilities	19,242
Distributions payable	26,341
Total current liabilities	333,721
Long-term debt, excluding current installments	321,926
Other liabilities	1,954
Total liabilities	657,601
Capital subject to redemption	351,071
Members’ deficit:
Members’ deficit attributable to NBP	(13,063)
Accumulated other comprehensive income attributable to NBP	68
Noncontrolling interest in Kansas City Steak Company, LLC	3,088
Total members’ deficit	(9,907)
Total Liabilities and Members' deficit	$998,765

See accompanying notes to consolidated financial statements.

NATIONAL BEEF PACKING COMPANY, LLC
AND SUBSIDIARIES

Consolidated Statement of Operations
(in thousands)

52 weeks ended August 27, 2011

Net sales	$6,849,467
Costs and expenses:
Cost of sales	6,473,292
Selling, general and administrative	52,023
Depreciation and amortization	51,195
Total costs and expenses	6,576,510
Operating income	272,957
Other income (expense):
Interest income	15
Interest expense	(11,708)
Other, net	305
Income before taxes	261,569
Income tax expense	2,525
Net income	259,044
Net income attributable to noncontrolling interest	(551)
Net income attributable to NBP	$258,493

See accompanying notes to consolidated financial statements.

NATIONAL BEEF PACKING COMPANY, LLC
AND SUBSIDIARIES

Consolidated Statement of Cash Flows
(in thousands)
52 weeks ended August 27, 2011
Cash flows from operating activities:
Net income	$259,044
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,195
Gain on disposal of property, plant and equipment	(1,557)
Amortization of debt issuance costs	1,440
Write-off of debt issuance costs	436
Change in assets and liabilities:
Accounts receivable	(18,020)
Due from affiliates	(842)
Other receivables	(49)
Inventories	(43,840)
Other assets	19,907
Cattle purchases payable	3,639
Accounts payable	9,483
Due to affiliates	(258)
Accrued compensation and benefits	(1,113)
Accrued insurance	2,223
Other accrued expenses and liabilities	(8,338)
Net cash provided by operating activities	273,350
Cash flows from investing activities:
Capital expenditures, including interest capitalized	(68,343)
Proceeds from sale of property, plant and equipment	5,118
Net cash used in investing activities	(63,225)
Cash flows from financing activities:
Net payments under revolving credit lines	(27,000)
Repayments of term note payable	(32,750)
Borrowings under term note payable	175,000
Cash paid for financing costs	(1,261)
Change in overdraft balances	(2,219)
Repayments of other indebtedness/capital leases	(1,310)
Member distributions	(290,148)
Distributions paid to noncontrolling interest	(225)
Net cash used in financing activities	(179,913)
Effect of exchange rate changes on cash	45
Net increase in cash	30,257
Cash and cash equivalents at beginning of period	20,405
Cash and cash equivalents at end of period	$50,662
Supplemental disclosures:
Cash paid during the period for interest	$11,079
Cash paid during the period for taxes	$735
Supplemental non-cash disclosures of investing and financing activities:
Assets acquired through capital lease	$187

See accompanying notes to consolidated financial statements.

NATIONAL BEEF PACKING COMPANY, LLC
AND SUBSIDIARIES

Consolidated Statement of Members’ Deficit
(in thousands)

	Capital Subject to Redemption
	Class A	Class A-1	Class B-1	TOTAL
Balance at August 28, 2010	$29,950	$17,418	$244,378	$291,746
Allocation of net income	1,687	1,371	75,688	78,746
Class A 5% priority distributions	(1,687)	(1,371)	—	(3,058)
Class B distributions	—	—	(39,083)	(39,083)
Cash Distribution	—	—	(45,999)	(45,999)
Appraisal valuation adjustment	242	115	68,362	68,719
Balance at August 27, 2011	$30,192	$17,533	$303,346	$351,071

	Members’ Deficit
	Class A	Class A-1	Class B-1	Accumulated Other Comprehensive Income	Noncontrolling Interest KCS	TOTAL
Balance at August 28, 2010	$92,346	$55,841	$(71,293)	$23	$2,762	$79,679
Allocation of net income	4,721	3,898	171,128	—	551	180,298
Class A 5% priority distributions	(4,721)	(3,898)	—	—	—	(8,619)
Class B distributions	—	—	(88,365)	—	—	(88,365)
Cash Distribution	—	—	(104,001)	—	—	(104,001)
Appraisal valuation adjustment	—	—	(68,719)	—	—	(68,719)
Foreign currency translation adjustments	—	—	—	45	—	45
Distributions paid to noncontrolling interest	—	—	—	—	(225)	(225)
Balance at August 27, 2011	$92,346	$55,841	$(161,250)	$68	$3,088	$(9,907)
 ______________________________________________

See accompanying notes to consolidated financial statements.

NATIONAL BEEF PACKING COMPANY, LLC
AND SUBSIDIARIES

Consolidated Statement of Comprehensive Income
(in thousands)

52 weeks ended August 27, 2011

Net income	$259,044
Other comprehensive income:
Foreign currency translation adjustments	45
Comprehensive income	259,089
Comprehensive income attributable to the noncontrolling interest	(551)
Comprehensive income attributable to NBP	$258,538

See accompanying notes to consolidated financial statements.

NATIONAL BEEF PACKING COMPANY, LLC
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  DESCRIPTION OF BUSINESS

National Beef Packing Company, LLC (the Company) is a Delaware limited liability company.  The Company and its subsidiaries sell meat products to customers in the food service, international, further processor and retail distribution channels. The Company also produces and sells by-products that are derived from its meat processing operations and variety meats to customers in various industries.

The Company operates beef slaughter and fabrication facilities in Liberal and Dodge City, Kansas, and Brawley, California, case-ready beef processing facilities in Hummels Wharf, Pennsylvania and Moultrie, Georgia and holds a 75% interest in Kansas City Steak Company, LLC, or Kansas City Steak, a portion control processing facility in Kansas City, Kansas.  National Carriers, Inc., or National Carriers, a wholly-owned subsidiary located in Liberal, Kansas, provides trucking services to the Company and third parties and National Elite Transportation, LLC, or National Elite, a wholly-owned subsidiary located in Springdale, Arkansas, provides third-party logistics services to the transportation industry.  National Beef Leathers, LLC, or NBL, a wholly-owned subsidiary located in St. Joseph, Missouri, provides wet blue hide tanning services to the Company.  As of August 27, 2011, approximately 44% or our employees were represented by collective bargaining agreements.  The Company makes certain contributions for the benefit of employees (see Note 7).

U.S. Premium Beef, LLC, or USPB, NBPCo Holdings, LLC, or NBPCo Holdings, and affiliates of Timothy M. Klein each hold Class A and Class B interests in the Company.

Class A Interests. Class A interests are non-voting and are entitled to a priority distribution of 5% per year on the face amount of the Class A interests, payable not later than 30 days after the close of the Company’s tax year quarters in cash to the extent permitted by the Company’s senior lenders and the indenture governing the senior notes.  The face amount of the Class A interests, together with all unpaid priority distributions, will be distributed on a priority basis upon liquidation.

Class A1 Interests. Class A1 interests are non-voting and are entitled to a priority distribution of 7% per year on the face amount of the Class A1 interests, payable with payment in kind Class A1 interests in lieu of cash if the Company’s EBITDA does not meet certain tests.  For purposes of determining Class B ownership for liquidation or redemption, the Class A1 interests will be deemed to be converted to Class B interests at a ratio stated in the LLC Agreement, but will remain Class A1 interests after such determination.

Class B Interests. Class B interests are entitled to receive all assets available for distribution upon liquidation after payment of the Class A face amount together with all unpaid Class A priority distributions. Class B interests will also be allocated all items of income and loss earned or incurred by the Company after allocation of income attributable to the Class A priority distribution.  In addition, the holders of Class B interests are entitled to receive quarterly distributions to make tax payments which consist of 48% of the Company’s remaining estimated taxable net income after the Class A priority distributions are made. The voting power of the members (voting either directly or by action of the Board of Managers designated by the members) is determined based upon the number of Class B interests held.

USPB holds approximately 69.3% of the Class B interests, as well as Class A and Class A-1 interests, with an aggregate face amount of approximately $150.5 million, NBPCo Holdings owns approximately 24.8% of the Class B interests, as well as Class A and Class A-1 interests, with an aggregate face amount of approximately $51.2 million, and affiliates of Timothy M. Klein own approximately 5.9% of the Class B interests, as well as Class A interests, with an aggregate face amount of approximately $2.3 million.

Capital subject to redemption represents Class A, A1 and B interests held by affiliates of Timothy M. Klein and NBPCo Holdings, which include repurchase rights of the holders (see Note 6).

NOTE 2.  BASIS OF PRESENTATION AND ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of the Company and its direct and indirect subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year

The Company’s fiscal year consists of 52 or 53 weeks, ending on the last Saturday in August.  Fiscal 2011 was a 52 week fiscal year.  All references to a year in these notes to consolidated financial statements represent a fiscal year unless otherwise noted.

Use of Estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, using management’s best estimates and judgments where appropriate. These estimates and judgments affect the reported amounts of assets and liabilities and disclosure of the contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period.  Actual results could differ materially from these estimates and judgments.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of August 27, 2011, the Company had cash and cash equivalents of $50.7 million, as presented in the consolidated balance sheet and consolidated statement of cash flows.

Allowance for Returns and Doubtful Accounts

The allowance for returns and doubtful accounts is the Company’s best estimate of the amount of probable returns and credit losses in the Company’s existing accounts receivable.  The Company determines these allowances based on historical experience, customer conditions and management’s judgments. Management considers factors such as changes in the economy and industry.  Specific accounts are reviewed individually for collectability.

The following table represents the rollforward of the allowance for returns and doubtful accounts for the fiscal year ended August 27, 2011 (in thousands).

Period Ending	Beginning Balance	Provision	Charge Off	Ending Balance
August 27, 2011	$(2,891)	$(7,584)	$7,107	$(3,368)

Inventories

Inventories consist primarily of meat products and supplies.  Product inventories are considered commodities and are recorded based on quoted commodity prices, which approximate net realizable value.  Supply and other inventories are valued on the basis of first-in, first-out, specific or average cost methods.  Product inventories are relieved from inventory utilizing the first-in, first-out method.

Inventories at August 27, 2011, consisted of the following (in thousands):

August 27, 2011
Dressed and boxed meat products	$173,853
Beef by-products	57,009
Supplies and other	45,921
Total inventory	$276,783

Property, plant and equipment

Property, plant and equipment are recorded at cost.  Property, plant and equipment are depreciated principally on a straight-line basis over the estimated useful life (based upon original acquisition date) of the individual asset by major asset class as follows:

Buildings and improvements	15 to 25 years
Machinery and equipment	2 to 15 years
Trailers and automotive equipment	2 to 4 years
Furniture and fixtures	3 to 5 years

Upon disposition of these assets, any resulting gain or loss is included in other, net (see Note 4).  Major repairs and maintenance costs that extend the useful life of the related assets are capitalized.  Normal repairs and maintenance costs are charged to operations.

The Company capitalizes the cost of interest on borrowed funds which are used to finance the construction of certain property, plant and equipment.  Such capitalized interest costs are charged to the property, plant and equipment accounts and are amortized through depreciation charges over the estimated useful lives of the assets. Interest capitalized was $0.8 million  for the fiscal year ended August 27, 2011.

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets held and used is assessed based on estimated undiscounted future cash flows.  Impairment, if any, is recognized based on fair value of the assets.  Assets to be disposed of are reported at the lower of cost or fair value less costs to sell, and are no longer depreciated.

Debt Issuance Costs

On June 10, 2011, the Company's Credit Facility was amended and restated to: (1) reduce the applicable margin by up to 0.75% for “LIBOR Rate” advances and “Base Rate” advances, (2) revise the “fixed charge coverage ratio” covenant provisions to provide the Company credit of up to $30 million for maintaining net asset borrowing base levels that exceed the lenders' aggregate credit commitments under the Credit Facility and (3) extend the maturity date of the Credit Facility to June 4, 2016.  The related financing charges of approximately $0.8 million will be amortized over the life of the loan.

 Amortization of $1.4 million was charged to interest expense during the fiscal year ended August 27, 2011, related to these costs.  The Company had unamortized costs of $5.2 million included in other assets on the consolidated balance sheet for the fiscal year ended August 27, 2011.

Goodwill and Other Intangible Assets

ASC 350, Intangibles - Goodwill and Other, provides that goodwill and other intangible assets with indefinite lives shall not be amortized but shall be tested for impairment on an annual basis. Identifiable intangible assets with definite lives are amortized over their estimated useful lives.  The Company evaluates goodwill and other indefinite life intangible assets annually for impairment and, if there is impairment, the carrying amount of goodwill and other intangible assets is written down to the implied fair value.  For goodwill, this test involves comparing the fair value of each reporting unit to the unit’s book value to determine if any impairment exists.  The Company calculates the fair value of each reporting unit using estimates of future cash flows.  All of the Company’s goodwill has been allocated to the Core Beef segment. In accordance with ASC 350, goodwill was tested for impairment and, as of August 27, 2011, management determined there was no impairment.

The amounts of goodwill, all allocated to the Core Beef segment, are as follows (amounts in thousands):

August 27, 2011
Beginning balance	$81,242
Adjustments	—
Ending balance	$81,242

The amounts of other intangible assets are as follows (amounts in thousands):

	Weighted	August 27, 2011
	Average Amortization Period	Gross Carrying Amount	Accumulated Amortization
Intangible assets subject to amortization:
Customer relationships	12.9 years	$16,097	$13,969

Intangible assets not subject to amortization:
Trademarks	Indefinite	20,438	—

Total intangible assets		$36,535	$13,969

Customer relationships, including contractual and non-contractual relationships, are being amortized using the straight-line method over their useful lives, which range from five to 15 years.  Trademarks are not scheduled for amortization due to their expected indefinite useful life.  In accordance with ASC 350, these trademarks were tested for impairment and, as of August 27, 2011, management determined there was no impairment.

For the fiscal year ended August 27, 2011, the Company recognized $0.3 million of amortization expense on intangible assets. The following table reflects the anticipated amortization expense relative to intangible assets recognized in the Company’s consolidated balance sheet as of August 27, 2011, for each of the next five years and thereafter:

(Amounts in thousands)
Estimated amortization expense for fiscal years ended:
2012	$309
2013(1)	315
2014	262
2015	218
2016	215
Thereafter	809
Total	$2,128
__________________________________

(1)	Fiscal year 2013 consists of 53 weeks

Overdraft Balances

The majority of the Company’s bank accounts are zero balance accounts where cash needs are funded as checks are presented for payment by the holder. Checks issued pending clearance that result in overdraft balances for accounting purposes are included in the trade accounts payable and cattle purchases payable balances, and the change in the related balances are reflected in financing activities on the Company’s consolidated statement of cash flows.  Overdraft balances of $76.8 million were included in trade accounts and cattle purchases payables at August 27, 2011.

Self-insurance

The Company is self-insured for certain losses relating to workers’ compensation, automobile liability, general liability and employee medical and dental benefits.  The Company has purchased stop-loss coverage in order to limit its exposure to any significant levels of claims. Self-insured losses are accrued based upon the Company’s estimates of the aggregate uninsured claims incurred using actuarial assumptions accepted in the insurance industry and the Company’s historical experience rates.

Environmental Expenditures and Remediation Liabilities

Environmental expenditures that relate to current or future operations and which improve operational capabilities are capitalized at the time of expenditure. Expenditures that relate to an existing or prior condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated.

Foreign Currency Translation

The Company has representative offices located in Tokyo, Japan, Seoul, South Korea and Guangzhou, China. The primary activity of these offices is to assist customers with product and order related issues. For foreign operations, the local currency is the functional currency. Translation into U.S. dollars is performed for assets and liabilities at the exchange rates as of the balance sheet date. Income and expense accounts are recorded at average exchange rates for the period.  Adjustments resulting from the translation are reflected as a separate component of other comprehensive income.

Income Taxes

The provision for income taxes is computed on a separate legal entity basis.  Accordingly, the separate legal entity of the Company does not provide for income taxes, except for certain states which impose privilege taxes on the apportioned taxable income of NBP, as the results of operations are included in the taxable income of the individual members.  However, to the extent that entities provide for income taxes, deferred tax assets and liabilities are recognized based on the differences between the financial statement and tax bases of assets and liabilities at each balance sheet date using enacted tax rates expected to be in effect in the year the differences are expected to reverse, and are thus included in the consolidated financial statements of the Company.  Based on federal income tax statute of limitations, National Carriers remains subject to examination of its income taxes for calendar years 2010, 2009 and 2008.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, short-term trade receivables and payables, approximate their fair values due to the short-term nature of the instruments.  The carrying value of other debt approximates its fair value at August 27, 2011, as substantially all such debt has a variable interest rate.

Revenue Recognition

The Company recognizes revenue from the sale of products based on the terms of the sale, typically upon delivery to customers.  National Carriers, Inc. and National Elite recognize revenue when shipments are complete.

Selling, General and Administrative Costs

Selling expenses consist primarily of salaries, trade promotions, advertising, commissions and other marketing costs. General and administrative costs consist primarily of general management, insurance and professional expenses.  Selling, general and administrative costs consist of aggregated expenses that generally apply to multiple locations.

Shipping Costs

Pass-through finished goods delivery costs reimbursed by customers are reported in sales, while an offsetting expense is included in cost of sales.

Advertising and Promotion Expenses

Advertising and promotion expenses are charged to operations in the period incurred and were $6.4 million in fiscal 2011.

Comprehensive Income

Comprehensive income consists of net income and foreign currency translation adjustments.  The Company deems its foreign investments to be permanent in nature and does not provide for taxes on currency translation adjustments arising from converting the investment in a foreign currency to U.S. dollars.

Derivatives and Hedging Activities

The Company uses futures contracts in order to reduce exposure associated with entering into firm commitments to purchase live cattle at prices determined prior to the delivery of the cattle as well as firm commitments to sell certain beef products at sales prices determined prior to shipment. In accordance with ASC 815, Derivatives and Hedging, the Company accounts for futures contracts and their related firm purchase commitments at fair value. Certain firm commitments for live cattle purchases and all firm commitments for boxed beef sales are treated as “normal purchases and sales” and not marked to market.  ASC 815 imposes extensive recordkeeping requirements in order to treat a derivative financial instrument as a hedge for accounting purposes. Derivatives qualify for treatment as hedges when there is a high correlation between the change in fair value of the instrument and the related change in fair value of the underlying commitment. For derivatives that qualify as effective hedges, the change in fair value has no net effect on earnings until the hedged transaction affects earnings. For derivatives that are not designated as hedging instruments, or for the ineffective portion of a hedging instrument, the change in fair value does affect current period net earnings.

While management believes each of these instruments help mitigate various market risks, they are not designated and accounted for as hedges under ASC 815 as a result of the extensive recordkeeping requirements of this statement. Accordingly, the gains and losses associated with the change in fair value of the instrument and the offsetting gains and losses associated with changes in the market value of certain of the firm purchase commitments related to the futures contracts are recorded to income and expense in the period of change.

The fair value of derivative assets is recognized within other current assets, while the fair value of derivative liabilities is recognized within accrued liabilities.

NOTE 3.  NEW ACCOUNTING PRONOUNCEMENTS

In May 2011, the FASB issued Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS under ASU 2011-04,  or ASU 2011-04.  ASU 2011-04 amends ASC 820, Fair Value Measurements (“ASC 820”), providing a consistent definition and measurement of fair value, as well as similar disclosure requirements between U.S. GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles, clarifies the application of existing fair value measurement and expands the ASC 820 disclosure requirements, particularly for Level 3 fair value measurements.  ASU 2011-04 will be effective for the Company's third quarter of fiscal 2012.  The amendments in ASU 2011-04 are to be applied prospectively.  The adoption of ASU 2011-04 is not expected to have a material effect on the Company's consolidated financial statements, but may require certain additional disclosures.

In June 2011, the FASB issued Presentation of Comprehensive Income under ASU 2011-05 or ASU 2011-05.  ASU 2011-05 requires the presentation of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements.  ASU 2011-05 will be effective for the Company's first quarter of fiscal 2013.  The adoption of ASU 2011-05 is not expected to have a material effect on the Company's condensed consolidated financial statements, but may require a change in the presentation of the Company's comprehensive income from the statement of members' deficit, where it is currently disclosed, to the presentation of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. The amendments in ASU 2011-05 are to be applied retrospectively.   The adoption of ASU 2011-05 is not expected to have a material effect on the Company's consolidated financial statements.

In September 2011, the FASB issued Testing Goodwill for Impairment under ASU 2011-08, which is intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities with the option of performing a qualitative assessment to determine whether impairment testing is necessary.  The revised standard will be effective for annual and interim goodwill impairment tests performed beginning in the first quarter of fiscal 2013, with early adoption permitted under certain circumstances.  The Company is currently evaluating options related to early adoption.

NOTE 4.  OTHER INCOME

Other non-operating income, net was $0.3 million, for the fiscal year ended 2011.  Other, net includes miscellaneous non-operating items of income and expense such as adjustments to unamortized loan costs as discussed in Note 2. Basis of Presentation and Accounting Policies, Debt Issuance Costs, adjustments to postretirement benefits costs as discussed in Note 7. Retirement Plans, and gains or losses on the disposal of fixed assets as discussed in Note 2. Basis of Presentation and Accounting Policies, Property, Plant and Equipment, and disclosed on the consolidated statement of cash flows.  Other non-operating income, net for fiscal year 2011 primarily includes approximately $1.5 million of income related to gains on the sale of fixed assets, offset by an expense of approximately $0.8 million related to an abandoned IPO effort.

NOTE 5.  LONG-TERM DEBT AND LOAN AGREEMENTS

The Company entered into various debt agreements in order to finance acquisitions and provide liquidity to operate the business on a going forward basis. As of August 27, 2011, debt consisted of the following:

August 27, 2011
(in thousands)
Short-term debt:
Current portion of term loan facility (a)	$37,000
Current portion of capital lease obligations & other (c)	1,486
38,486
Long-term debt:
Term loan facility (a)	305,250
Industrial Development Revenue Bonds (b)	12,245
Revolving credit facility (a)	—
Long-term capital lease obligations & other (c)	4,431
321,926
Total debt	$360,412
 ___________________________________
(a) Senior Credit Facilities— Effective as of June 4, 2010, our Credit Facility was amended and restated to:  (1) increase the borrowings under the Credit Facility by providing for a term loan facility of up to $375 million and a revolving line of credit of up to $250 million; (2) reduce the applicable margin on the rates of interest of the term loan and revolving line of credit; (3) revise the payment schedule of the term loan; (4) extend the maturity date of the Credit Facility to June 4, 2015; (5) remove limitations on capital expenditures; (6) add new financial covenants regarding adjusted net worth and a fixed charge coverage ratio; and (7) add two wholly owned subsidiaries, National Beef California, LP and National Carriers, Inc., as loan parties and guarantors.  The lender financing charges for the amended and restated Credit Facility of approximately $4.2 million are being amortized over the life of the loan.

On June 10, 2011, the Company's Credit Facility was amended and restated to: (1) reduce the applicable margin by up to 0.75% for “LIBOR Rate” advances and “Base Rate” advances, (2) revise the “fixed charge coverage ratio” covenant provisions to provide the Company credit of up to $30 million for maintaining net asset borrowing base levels that exceed the lenders' aggregate credit commitments under the Credit Facility in the calculation of the fixed charge coverage ratio and (3) extend the maturity date of the Credit Facility to June 4, 2016.  The related financing charges of approximately $0.8 million will be amortized over the life of the loan.

The borrowings under the Credit Facility bear interest at LIBOR or the Base Rate, plus the applicable margin.  The applicable margin for the revolving line of credit and the term loan will be as set forth on a grid based on different rations of funded debt to EBITDA as depicted in the table below:

Borrowing Base Availability Level	Funded Debt to EBITDA Ratio	Base Rate Advance Line of Credit Swing Line Loans, and Term Loans	LIBOR Rate Line of Credit Loan	LC Fees	Non-Use Fee

Level 1	Less than or equal to 1.50:1.00	0.75%	1.75%	1.75%	0.25%
Level 2	Greater than 1.50:1.00 and less than 2.50:1.00	1.00%	2.00%	2.00%	0.375%
Level 3	Greater than or equal to 2.50:1.00	1.50%	2.50%	2.50%	0.50%

As of August 27, 2011, the interest rate for the term loan was equal to 1.96%.

The borrowings under the revolving loan are available for our working capital requirements, capital expenditures and other general corporate purposes.  The advance rates under the borrowing base are 90% on eligible accounts and 70% on eligible inventory.  The Credit Facility is secured by a first priority lien on substantially all of the assets of the Company and its subsidiaries.

Effective as of the June 10, 2011 amendment, the principal amount outstanding under the term loan is due and payable in equal quarterly installments of $9.25 million. All outstanding loan amounts are due and payable on June 4, 2016. Prepayment of the loans is allowed at any time.

The Credit Facility contains customary affirmative covenants relating to NBP LLC and its subsidiaries, including, without limitation, conduct of business, maintenance of insurance, compliance with laws, maintenance of properties, keeping of books and records, and the furnishing of financial statements.  The facility also contains customary negative covenants relating to NBP LLC and its subsidiaries, including, without limitation, restrictions on:  distributions, mergers, asset sales, investments and acquisitions, encumbrances, affiliate transactions, and ERISA matters.  The ability of NBP LLC and its subsidiaries to engage in other business, incur debt or grant liens is also restricted.

The Credit Facility contains customary events of default, including without limitation, failure to make payment when due, materially incorrect representations and warranties, breach of covenants, events of bankruptcy, default of other indebtedness that would permit acceleration of such indebtedness, the occurrence of one or more unstayed or undischarged judgments in excess of $3.0 million, changes in custody or control of the Company’s property, changes in control of the Company, or failure of any of the loan documents to remain in full force, and the Company’s failure to properly fund its employee benefit plans.  The Credit Facility also includes customary provisions protecting the lenders against increased cost or loss of yield resulting from changes in tax, reserve, capital adequacy and other requirements of law.

(b)     Industrial Development Revenue Bonds—Effective December 30, 2004, the Company entered into a transaction with the City of Dodge City, Kansas, designed to provide property tax savings.  Under the transaction, the City purchased the Company’s Dodge City facility, or the facility, by issuing $102.3 million in bonds due in December 2019, used the proceeds to purchase our Dodge City facility and leased the facility to the Company for an identical term under a capital lease.  The Company purchased the City's bonds with proceeds of its term loan under the Credit Facility.  Because the City has assigned the lease to the bond trustee for the benefit of the Company as the sole bondholder, the Company, effectively controls enforcement of the lease against itself.  As a result of the capital lease treatment, the facility will remain a component of property, plant and equipment in the Company’s consolidated balance sheet.  As a result of the legal right of offset, the capital lease obligation and the corresponding bond investments have been eliminated in consolidation.  The transaction provides the Company with property tax exemptions for the leased facility, that, after netting payments to the City and local school district under payment in lieu of tax agreements, result in an annual property tax savings of approximately 25%.  The facility remains subject to a prior mortgage and security interest in favor of the lenders under the Credit Facility.  Additional revenue bonds may be issued to cover the costs of certain improvements to this facility.  The total amount of revenue bonds authorized for issuance is $120.0 million.

The cities of Liberal and Dodge City, Kansas issued an aggregate of $13.8 million of industrial development revenue bonds on the Company’s behalf to fund the purchase of equipment and construction improvements at the Company’s facilities in those cities. These bonds were issued in four series of $1.0 million, $1.0 million, $6.0 million and $5.9 million and are due on demand or on February 1, 2029, March 1, 2027, March 1, 2015 and October 1, 2009, respectively. Because each series of bonds is backed by a letter of credit under our Credit Facility, these due-on-demand bonds have been presented as non-current obligations until twelve months prior to their maturity.  As of August 27, 2011, the amount outstanding on the $6.0 million series of bonds had been reduced to $3.4 million and the $5.9 million series were paid at maturity on October 1, 2009.  Pursuant to a lease agreement, we lease the facilities, equipment and improvements from the respective cities and make lease payments in the amount of principal and interest due on the bonds.

The bonds issued in 1999 and 2000 are variable rate demand obligations that bear interest at a rate that is adjusted weekly, which rate will not exceed 10% per annum. The average per annum interest rate for each series of bonds was 0.3% in fiscal year 2011.  The Company has the option to redeem a series of bonds at any time for an amount equal to the principal plus accrued interest to the date of such redemption. The holders of the bonds have the option to tender the bonds upon seven days’ notice for an amount equal to par plus accrued interest. To the extent that the remarketing agent for the bonds is unable to resell any of the bonds that are tendered, the remarketing agent will use the letter of credit to fund such tender.

In connection with the Brawley Beef acquisition, the Company assumed the obligation under a Trust Indenture securing $6.8 million in California Pollution Control Financing Authority Tax-Exempt variable rate demand solid waste disposal revenue bonds dated as of October 1, 2001.  The bonds bear a rate that is adjusted weekly, which rate will not exceed 12% per annum.  The average per annum interest rate for this series of bonds for fiscal year 2011 was 0.3%.  These bonds have a maturity date of October 1, 2016.  The Company has the option to redeem all or a portion of the bonds at any time for an amount equal to the principal plus accrued interest to the date of such redemption.  The holders of the bonds have the option to tender the bonds upon seven days’ notice for an amount equal to par plus accrued interest.  To the extent that the remarketing agent for the bonds is unable to resell any of the bonds that are tendered, the remarketing agent will use the letter of credit to fund such tender.

On December 17. 2010, National Beef Leathers, LLC, or Leathers, a subsidiary of NBP, entered into various agreements with the city of St. Joseph, Missouri, designed to provide NBP property tax savings.  Under the transaction, the city of St. Joseph issued $14.5 million in bonds due in December 2022, used the proceeds to purchase our equipment within our Leathers facility and subsequently leased the equipment back to us for an identical term under a capital lease.  The Company purchased the City's bonds with proceeds of our term loan under the Credit Facility.  Because the city of St. Joseph has assigned the lease to the bond trustee for our benefit as the sole bondholder, the Company, effectively controls enforcement of the lease against ourselves.  As a result of the capital lease treatment, the equipment will remain a component of property, plant and equipment in NBP’s consolidated balance sheet.  As a result of the legal right of offset, the capital lease obligation and the corresponding bond investments will be eliminated in consolidation.

(c)    Capital and Operating Leases—the Company leases a variety of buildings and equipment, some of which were acquired through the Brawley Beef acquisition, as well as tractors and trailers through its subsidiary National Carriers, under capital and operating lease agreements that expire in various years.  Future minimum lease payments required at August 27, 2011, under capital leases and non-cancelable operating leases with terms exceeding one year, are as follows:

	Capital Lease Obligations	Non-cancelable Operating Lease Obligations
	(in thousands)
For the fiscal years ended August:
2012	$1,775	$12,811
2013	1,745	9,592
2014	3,024	8,578
2015	—	5,228
2016	—	1,953
Thereafter	—	2,662

Net minimum lease payments	6,544	$40,824
Less: Amount representing interest	(707)
Present value of net minimum lease payments	$5,837

Rent expense associated with operating leases was $14.1 million for fiscal year 2011.  The Company expects that it will renew lease agreements or enter into new leases as the existing leases expire.

The aggregate minimum principal maturities of the long-term debt for each of the five fiscal years and thereafter following August 27, 2011, are as follows:

Minimum Principal Maturities
(in thousands)
Fiscal Year ending August:
2012	$38,486
2013 (1)	38,543
2014	39,888
2015	40,430
2016	194,250
Thereafter	8,815
Total minimum principal maturities	$360,412
 _______________________________________

(1)	Fiscal year 2013 consists of 53 weeks

Other Commitments

Utilities Commitment - Effective December 30, 2004, the Company finalized an agreement with the City of Dodge City, Kansas, whereby in consideration of certain improvements made to the city water and wastewater systems, the Company committed to make a series of service charge payments totaling $19.3 million over a 20 year period, of which $0.8 million was paid in the fiscal year ending 2011.  Payments under the commitment will be $0.8 million in each of the fiscal years 2012 through 2016, with the remaining balance of $6.5 million to be paid in subsequent years.

Cattle Commitment - The Company makes verbal commitments to cattle producers to purchase cattle about one week in advance of delivery of the live animals to its plants, with the actual price paid for the cattle determined after the cattle are delivered and inspected at the Company’s facilities.   The Company’s cattle commitments as of August 27, 2011 were $73.4 million.

NOTE 6.  CAPITAL SUBJECT TO REDEMPTION

At any time after certain dates, the earliest being July 31, 2010, the latest being July 31, 2011, certain affiliates of our Chief Executive officer, Timothy M. Klein, or the Klein Affiliates, and/or NBPCo Holdings have the right to request that the Company repurchase their interests, the value of which is to be determined by a specified formula or a mutually agreed appraisal process.  If the Company is unable to effect the repurchase within a specified time, the requesting member(s) have the right to cause a sale process to commence.

Generally accepted accounting principles require the Company to determine the fair value of the capital subject to redemption at the end of each reporting period.  The carrying value of capital subject to redemption reflects fair value.  In determining the fair value of the capital subject to redemption held by NBPCo Holdings as of August 27, 2011, management has considered previous redemption prices, valuations of peer companies and other factors.  The capital subject to redemption held by the Klein Affiliates as of August 27, 2011, was valued based upon a contractually stipulated valuation formula.

At August 27, 2011, the value of the capital subject to redemption was determined to be $351.1 million, which was equal to its carrying value.  The total value of the capital subject to redemption at August 27, 2011, increased by approximately $53.8 million compared to the value at August 28, 2010.  The carrying value of the capital subject to redemption increased approximately $68.7 million through valuation changes during the fiscal year ending August 27, 2011, resulting in the $351.1 million carrying value, as reflected in the accompanying consolidated balance sheet as of August 27, 2011.  Offsetting the change in the value of the capital subject to redemption is a corresponding change in the members’ capital.

NOTE 7.  RETIREMENT PLANS

The Company maintains a tax-qualified employee savings and retirement plan, or the 401(k) Plan, covering the Company’s non-union employees. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 75% of their annual compensation or the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan provides for additional matching contributions by the Company, based on specific terms contained in the 401(k) Plan. The trustee of the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in designated investment options.  The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code. Expenses related to the 401(k) Plan totaled approximately $1.0 million for fiscal year 2011.

The Company has agreed to make contributions to the United Food and Commercial Workers International Union-Industry Pension Fund, or the UFCW Plan, for employees covered by a collective bargaining agreement as provided for in that agreement.  Expenses related to the UFCW Plan totaled approximately $0.9 million for fiscal year 2011.

Postretirement Benefits—Certain former employees are covered by an unfunded postretirement benefit plan that provides medical and dental benefits.  Costs associated with this plan, which relate primarily to insurance premiums, benefit payments and changes in the accumulated benefit obligation were approximately $0.1 million for fiscal year 2011, and are included in other, net.

The health care trend rate used to value the accumulated benefit obligation at August 27, 2011, is a rate of 8.0% per year, declining by 0.5% per year to an ultimate rate of 5% in 2017 and thereafter.  The discount rate used to value the accumulated benefit obligation is 5%.  The unfunded accumulated benefit obligation was $1.4 million at August 27, 2011, and has been recorded in the consolidated financial statements as non-current other liabilities.

NOTE 8.  INCOME TAXES

Income tax expense includes the following current and deferred provisions:

52 weeks ended August 27, 2011
(in thousands)
Current provision:
Federal	$1,689
State	1,357
Foreign	54
Total current tax expense	3,100
Deferred provision:
Federal	(500)
State	(75)
Foreign	—
Total deferred tax expense	(575)
Total income tax expense	$2,525

Income tax expense differed from the “expected” income tax (computed by applying the federal income tax rate of 35% to earnings before income taxes) as follows:

52 weeks ended August 27, 2011
(in thousands)

Computed “expected” income tax expense	$91,645
Passthrough “expected” income tax expense	(90,419)
State taxes, net of federal	1,221
Other	78
Total income tax expense	$2,525

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at August 27, 2011, are presented below:

August 27, 2011
(in thousands)
Deferred tax assets:
Accounts receivable, due to allowance for doubtful accounts	$247
Intangible assets	336
Self-insurance and workers’ compensation accruals	1,171
Employee benefit accruals	44
Plant and equipment, principally due to differences in depreciation	40
Total gross deferred tax assets	1,838
Deferred tax liabilities:
Prepaid assets	5
Plant and equipment, principally due to differences in depreciation	444
Total gross deferred tax liabilities	449
Net deferred tax assets	$1,389

Net deferred tax assets and liabilities at August 27, 2011, are included in the consolidated balance sheet as follows:

August 27, 2011
(in thousands)

Other current assets	$1,838
Other liabilities	449
$1,389

Deferred tax assets and liabilities relate primarily to the operations of National Carriers.

There was no valuation allowance provided for at August 27, 2011.  Management believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

NOTE 9.  RELATED PARTY TRANSACTIONS

The Company entered into various transactions with a company affiliated with NBPCo Holdings in the ordinary course of business. Sales transactions were based upon prevailing market prices, and purchases were on terms no less favorable to the Company than would be obtained from an unaffiliated party.

During fiscal year 2011 the Company had sales and purchases with the following related parties (amounts in thousands):

52 weeks ended August 27, 2011
Sales to:
Beef Products, Inc. (1)	$170,227
Total sales to affiliate	$170,227
Purchases from:
Beef Products, Inc. (1)	$47,508
Total purchases from affiliate	$47,508
 ___________________________________
(1)	Beef Products, Inc. (BPI) is an affiliate of NBPCo Holdings

At August 27, 2011, the amounts due from BPI for sale of beef trimmings were approximately $5.8 million.  At August 27, 2011, the amounts due to BPI for the purchase of processed lean beef were approximately $0.5 million.

In January 2007, we entered into an agreement with BPI for BPI to manufacture and install a grinding system in one of our plants.  In accordance with the agreement with BPI, we are to pay BPI a technology and support fee based on the number of pounds of product produced using the grinding system.  The installation of the grinding system was completed in fiscal year 2008.  During fiscal year 2011 we paid approximately $2.0 million to BPI in technology and support fees.

In December 1997, the former Farmland National Beef Packing Company, L.P., or FNBPC, the predecessor entity to the Company, entered into a contract with USPB to purchase a portion of its annual cattle requirements.  In connection with USPB’s purchase of its interest in Farmland National Beef, USPB obtained the right, and became subject to the obligation, if requested, to deliver cattle annually to the Company relative to: (i) USPB’s ownership in the Company and (ii) the number of cattle processed annually by the Company.  At the beginning of fiscal year 2005, USPB converted to a limited liability company.  USPB now facilitates the delivery of cattle annually to the Company through its individual producer-owners.  The purchase price for the cattle is determined by the Company’s pricing grid, which, under the terms of the agreement with USPB, must be competitive with the pricing grids of the Company’s competitors and may not be less favorable than pricing grids offered to other suppliers.  During the fiscal year ended August 27, 2011, the Company obtained approximately 20% of its cattle requirements through this pricing grid process from USPB and its producer-owners.

NOTE 10.  FAIR VALUE MEASUREMENTS

The Company determines fair value utilizing a three-level fair value hierarchy that prioritizes the inputs used to measure fair value.  The fair value hierarchy gives the highest priority to quoted market prices (Level 1) and the lowest priority to unobservable inputs (Level 3).  The three levels of inputs used to measure fair value are as follows:

•	Level 1 — quoted prices in active markets for identical assets or liabilities accessible by the reporting entity.
•
Level 2 — observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 — unobservable inputs for an asset or liability. Unobservable inputs should only be used to the extent observable inputs are not available.

The following table details the assets and liabilities measured at fair value on a recurring basis as of August 27, 2011,   and also the level within the fair value hierarchy used to measure each category of assets (in thousands).

Description	August 27, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other current assets — derivatives	$4,022	$—	$4,022	$—
Other accrued expenses and liabilities — derivatives	$5,860	$5,860	$—	$—
Capital subject to redemption	$351,071	$—	$75,922	$275,149

Management has used certain contractual redemption prices in measuring the fair value of the Klein Affiliates capital subject to redemption, which is included in level 2 as of August 27, 2011.  NBPCo Holdings capital subject to redemption is based upon unobservable inputs, thus included in level 3 as of August 27, 2011.

The following table presents a reconciliation of capital subject to redemption measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the fiscal year ended August 27, 2011 (in thousands).
Fiscal Year Ending
August 27, 2011
Beginning Balance	$229,892
Allocation of net income	64,287
Class A 5% priority distributions	(2,945)
Class B distributions	(31,682)
Equity distribution	(37,156)
Appraisal valuation adjustment	52,753
Balance, August 27, 2011	$275,149

NOTE 11.  DISCLOSURE ABOUT DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

As part of the Company’s ongoing operations, the Company is exposed to market risks such as changes in commodity prices.  To manage these risks, the Company may enter into the following derivative instruments pursuant to our established policies:

•	Forward purchase contracts for cattle for use in our beef plants

•	Exchange traded futures contracts for cattle

•	Exchange traded futures contracts for grain

While management believes each of these instruments help mitigate various market risks, they are not designated and accounted for as hedges as a result of the extensive recordkeeping requirements associated with hedge accounting.  Accordingly, the gains and losses associated with the change in fair value of the instruments are recorded to net sales and cost of goods sold in the period of change.  Certain firm commitments for live cattle purchases and all firm commitments for boxed beef sales are treated as normal purchases and sales and not recorded at fair value.

The Company enters into certain commodity derivatives, primarily with a diversified group of highly rated counterparties.  The maximum amount of loss due to the credit risk of the counterparties, should the counterparties fail to perform according to the terms of the contracts, is deemed to be immaterial as of August 27, 2011.  The exchange-traded contracts have been entered into under a master netting agreement.  None of the derivatives entered into have credit-related contingent features.  The Company has $14.5 million in cash collateral posted on its derivative liabilities included in other assets on the consolidated balance sheet as of August 27, 2011.

The following table presents the fair values as discussed in Note 10 and other information regarding derivative instruments not designated as hedging instruments as of August 27, 2011 (in thousands of dollars):

	Derivative Asset As of August 27, 2011		Derivative Liability As of August 27, 2011
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Commodity contracts	Other current assets	$4,022	Other accrued expenses and liabilities	$5,860
Totals		$4,022		$5,860

The following table presents the impact of derivative instruments on the Consolidated Statement of Operations for the fiscal year ended August 27, 2011 (in thousands of dollars):

Derivatives Not Designated as Hedging Instruments	Location of Gain or (Loss) Recognized in Income on Derivatives	Amount of Gain or (Loss) Recognized in Income on Derivatives
		Fiscal Year Ended August 27, 2011
Commodity contracts	Net sales	$6,975
Commodity contracts	Cost of sales	(33,829)
Totals		$(26,854)

NOTE 12.  LEGAL PROCEEDINGS

The Company is a party to a number of other lawsuits and claims arising out of the operation of its business.  Management believes the ultimate resolution of such matters should not have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

NOTE 13.  BUSINESS SEGMENTS

The Company’s operating segments are based on segment profit and evaluated by the Chief Executive Officer, who also serves as the Chief Operating Decision Maker.  Segment profit is measured as operating income for NBP’s two reporting segments, Core Beef and Other, based on the definitions provided in ASC 280, Segment Reporting.

Core Beef—the majority of NBP’s revenues are generated from the sale of fresh meat, which include chuck cuts, rib cuts, loin cuts, round cuts, thin meats, ground beef, and other products.  In addition, we sell beef by-products including hides to the variety meat, feed processing, fertilizer, pet food and leather tanning industries.  Aggregation criteria were applied to determine the constituents of the Core Beef segment.

Other—the Other segments of NBP consists of the operations of National Carriers, National Elite Transportation, LLC, or National Elite, a provider of transportation logistics services, and Kansas City Steak.

Eliminations—this line item includes eliminations of inter-segment and intra-segment activity resulting from the consolidation process.

The following table represents segment results for the period indicated (amounts in thousands):

52 weeks ended August 27, 2011
Net sales:
Core beef	$7,003,430
Other	246,964
Eliminations	(400,927)
Total net sales	$6,849,467
Depreciation and amortization:
Core beef	$47,622
Other	3,573
Total depreciation and amortization	$51,195
Operating income:
Core beef	$268,192
Other	4,765
Total operating income	272,957
Interest income	15
Interest expense	(11,708)
Other, net	305
Total income before taxes	$261,569

August 27, 2011
Assets:
Core beef	$950,354
Other	50,067
Eliminations	(1,656)
Total assets	$998,765

Customer Concentration

In the fiscal year ended August 27, 2011, one customer with its consolidated subsidiaries represented 8.7% of total sales, with no other customer representing more than 3.3% of total sales.

Sales to Foreign Countries

The Company had sales outside the United States of America in the fiscal year ended August 27, 2011, of approximately $865.2 million.  No single country outside the United States of America accounted for more than 3.6% of total sales. The amount of assets maintained outside the United States of America is not material.

NOTE 14.  SUBSEQUENT EVENTS

On December 5, 2011, USPB and the Company entered into a Membership Interest Purchase Agreement with Leucadia National Corporation, or Leucadia (Purchase Agreement), pursuant to which Leucadia will purchase from USPB and NBPCo Holdings a substantial portion of the issued and outstanding membership interests in the Company.

On December 30, 2011, the transactions contemplated by the Purchase Agreement were completed.  Pursuant to the Purchase Agreement, Leucadia purchased 56.2415% of the membership interests in the Company (National Interests) from USPB for approximately $646.8 million and 19.8775% of the National Interests from NBPCo Holdings for approximately $228.6 million.  As contemplated by the Purchase Agreement and pursuant to pre-existing put rights, the Company purchased from TKK Investments, LLC (TKK) and TMKCo, LLC (TMKCo) all National Interests owned by TKK and TMKCo for approximately $75.9 million.  Immediately thereafter, Leucadia sold to TMK Holdings, LLC (TMK Holdings) 0.6522% of the National Interests for $7.5 million.  Following consummation of the various transactions contemplated by the Purchase Agreement, the parties now own the following percentage membership interests in the Company:  Leucadia 78.9477%; USPB 15.0729%; NBPCo Holdings 5.3272%; and TMK Holdings 0.6522%.

As a condition to completion of the Purchase Agreement, on December 30, 2011, the Company entered into a Cattle Purchase and Sale Agreement with USPB, pursuant to which USPB will facilitate the delivery of cattle from USPB's unit holders and associates to the Company.  The Company, in the aggregate, will purchase on an annual basis, a base amount of 735,385 head of cattle annually, subject to an adjustment of plus or minus ten percent (10%).  The Cattle Purchase and Sale Agreement will remain in effect for an initial term of five years.

In connection with the Cattle Purchase and Sale Agreement, the Company entered into a Pledge Agreement with USPB (Pledge Agreement).  The Pledge Agreement was entered into in order to secure the payment and performance of USPB's obligations under the Cattle Purchase and Sale Agreement.  Under the terms of the Pledge Agreement, USPB has granted the Company a perfected security interest in and to USPB's membership interests in the Company (Collateral), subject only to the prior first priority security interest in the Collateral held by CoBank, ACB, up to a maximum principal amount of $15.0 million plus fees and expenses, pursuant to the Pledge Agreement dated July 26, 2011 by and between USPB and CoBank, ACB.

On December 2, 2011, the Company and its subsidiaries National Beef California, LP and National Carriers, Inc. entered into the Third Amendment to the Amended and Restated Credit Agreement and Limited Consent with CoBank, ACB and various other lenders (Third Amendment).  The Third Amendment amends the Amended and Restated Credit Agreement dated as of June 4, 2010 (Credit Facility).  The Third Amendment became effective contemporaneously with the closing of the Purchase Agreement.  The primary purpose of the Third Amendment was to amend the Credit Facility to (i) consent to the Purchase Agreement, (ii) take into account the formation of National Beef Pennsylvania, LLC (National Beef PA) and the corresponding contribution by the Company of certain assets to National Beef PA, (iii) provide for the addition of National Beef PA as a borrower under the Credit Facility, and (iv) permit the Company's fiscal year to change to a fifty-two or fifty-three week period ending on the last Saturday in December.  The principal provisions of the Credit Facility are unchanged by the Third Amendment.